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ERHC RESPONDS TO LETTER FROM PRESIDENT OF DRSTP
Monday September 23, 11:07 am ET

        HOUSTON—(BUSINESS WIRE)—Sept. 23, 2002—On September 20, 2002, the Company received via facsimile a letter dated September 19, 2002 from the President of the Democratic Republic of Sao Tome & Principe, Fradique Bandiera Melo de Menezes. In the letter, President Menezes states that our Memorandum of Agreement dated May 21, 2001 "...is so terribly one-sided as to be unconscionable and unenforceable. For that reason, DRSTP has taken the decision not go forward with this Agreement under the current circumstances. DRSTP is prepared, however, to enter into discussions with ERHC-Chrome aimed at reaching an amicable and final solution of the matter. DRSTP is willing to submit a proposal to ERHC-Chrome, which if mutually agreeable, would result in a termination of the current Agreement and settle all outstanding disputes."

        The Company disputes President Menezes' statement that the contract is unconscionable and unenforceable.

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  The Memorandum of Agreement ("MOA") of May 21, 2001 negotiated in good faith with DRSTP and was signed by the proper representative of DRSTP, the Minister of Infrastructure, Natural Resources and Environment, at the time, Mr. Luis Alberto dos Prazeres. At the time of the MOA, the Company and DRSTP were engaged in arbitration proceedings relating to the initial agreement between DRSTP and the Company. The parties agreed, in the MOA, that when certain conditions were met, the Arbitration proceedings were to be discontinued with prejudice and the terms of the MOA were to be embodied in a Consent Award issued by the Arbitrator. All the conditions were fulfilled and an Arbitral Award by Consent was subsequently issued. Such Consent stated, in part:

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  "To ratify as a legal valid document, the Agreement......"

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  "To order both Parties to fully comply with the obligations agreed to in said Agreement;"

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  The Company has, since 1997 directly contributed $5 Million in concession fees to the Government and spent additional amounts supporting other DRSTP activities (costs in establishing the EEZ with the UN, salaries for STPetro employees, expenses, etc.) in excess of $7,000,000. The Company was the pioneer for DRSTP's oil industry at a time when no other firm was willing to invest in the country. DRSTP is now poised to enjoy the benefits of a licensing round to be held in the Joint Development Zone between DRSTP and Nigeria.

        DRSTP has enjoyed tremendous benefits brought on by ERHC's efforts in the past and is legally and properly due the terms and conditions of the MOA of May 21, 2001 and the subsequent Arbitral Award.

        The Company believes that the office of President of DRSTP, non-executive under its own laws and constitution, does not have the authority to cancel or amend any contract or agreement between the Government of DRSTP and another party.

        We understand that the Joint Ministerial Council ("JMC") of the Joint Development Authority ("JDA"), made up of ministers of DRSTP and the Federal Republic of Nigeria, has given the JDA power to implement the ERHC contract as it affects the Joint Development Zone ("JDZ"). Efforts are currently in progress between the Company and the JDA to implement the said contract. The Company believes that the Company's rights in the JDZ can only be discussed by the JDA. The Company furthermore believes that the Government of DRSTP alone cannot amend, modify or otherwise change, or request a change without the agreement of the JMC and the JDA.

        In summary, the Company believes that any claims by the President of the Democratic Republic of Sao Tome and Principe that he can cause any modification or delay in the MOA are unenforceable and without merit.

        Irrespective of the authority of the President of DRSTP, the Company will vigorously defend its rights in the MOA in all international jurisdictions against any and all parties that attempt to frustrate the Company's rights under the MOA.

        The Company also wishes to express its disappointment and concern that DRSTP may, through either action or inaction, delay or even destroy its opportunity to become the beneficiary of oil exploration activities in areas in which it has an interest. It is generally believed that commencement of such activities result in dramatic increases in economic activities for the nations involved and resultant benefits for the people.

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  ERHC RESPONDS TO LETTER FROM PRESIDENT OF DRSTP Monday September 23, 11:07 am ET